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                                                                     Exhibit 4.5

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (hereinafter referred to as the "AGREEMENT") is made, this 22nd day of August, 2000, by and between WORLDWIDE WEB NETWORX CORPORATION, a Delaware corporation with offices located at 521 Fellowship Road, Suite 130, Mt. Laurel, NJ 08054 (hereinafter referred to as "WWWX"); and BLAIR VENTURES-FUND I, INC., a Delaware corporation with offices located at 44 Wall Street, New York 10005 (hereinafter referred to as "BLAIR").

         WHEREAS, WWWX is the record and beneficial owner of 1,575,000 shares of the common stock of Entrade Inc. and 80 shares of the common capital stock of Real Quest, Inc. (collectively, the "Shares"); and

         WHEREAS, Blair has agreed to make a loan to WWWX in the principal amount of $3,600,000.00 (the "Loan"), evidenced by a Promissory Note dated of even date herewith (the "Note"); and

         WHEREAS, in connection with the making of the Loan and as security for the repayment of the Loan, in accordance with the terms and provisions of the Note, Blair has required, INTER ALIA, that WWWX pledge the Shares to Blair and grant to Blair a security interest therein; and

         WHEREAS, in connection with the making of the Loan, WWWX has agreed to deliver to Blair, or to cause to be delivered to Blair, certificates evidencing the Shares (the "Certificates"), to be held in escrow by Blair until such time as (i) Blair approves the release of all or any part of the Shares to WWWX, or
(ii) the Shares may be pledged to Blair as collateral for the Loan, at which time WWWX will pledge the Shares to Blair as collateral for the Loan and take all other steps necessary to perfect Blair's security interest therein; and

         WHEREAS, Blair has agreed to hold the Certificates in escrow until such time as (i) Blair approves the release of all or any part of the Shares to WWWX, or (ii) the Shares may be pledged to Blair as collateral for the Loan, at which time the Shares will be pledged to Blair as collateral for the Loan and Blair's security interest therein will be perfected.

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and to induce Blair to make the Loan, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       DELIVERY OF CERTIFICATES TO BLAIR

         Upon the execution of this Agreement, WWWX shall deliver or cause the Certificates to be delivered to Blair, to be held by Blair in escrow in accordance with the terms and provisions set
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         forth herein.

2.       DUTIES OF THE PARTIES

         Blair shall hold the Certificates in escrow until such time as (i) Blair approves the release of all or any part of the Shares to WWWX, at which time Blair shall deliver or cause to be delivered to WWWX a certificate or certificates evidencing the Shares that Blair has agreed to release, or (ii) the Shares may be pledged to Blair as collateral for the Loan, at which time WWWX will pledge the Shares to Blair as collateral for the Loan and grant Blair a first priority security interest therein, pursuant to a Stock Pledge Agreement substantially in the form attached hereto as Exhibit "A", and take all other steps necessary to perfect Blair's security interest in the Shares, including but not limited to the filing of Financing Statements.

3.       AMENDMENT; WAIVERS

         This Escrow Agreement may be amended or terminated only by a writing signed by both parties. No waiver of any provision of this Escrow Agreement shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced, and making specific reference to this Escrow Agreement. This Escrow Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

4.       NOTICES

         All notices, instructions or other communication provided for herein shall be in writing and shall be delivered in person or by facsimile or by certified mail, return receipt requested, or by overnight courier service, as follows: to WWWX at 521 Fellowship Road, Suite 130, Mt. Laurel, NJ 08054, Attention: President, and to Blair at 44 Wall Street
         - Second Floor, New York, NY 10005, Attention: President. Any notice, instruction or other communication shall be deemed to have been given, if by hand, when delivered, if by mail or overnight courier service, when received.

5.       GOVERNING LAW

         This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be enforced entirely within such state.

6.       SECTION HEADINGS

         The section headings of this Escrow Agreement are for convenience of reference only and shall not be deemed to alter or affect any of the provisions hereof.

7.       SEVERABILITY


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         Whenever possible, each provision of this Escrow Agreement shall be interpreted in such manner as to be effective and held enforceable under applicable law, but if any provision of this Escrow Agreement shall be prohibited by or invalid under such law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement unless the purpose of the escrow established hereby would be defeated.


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8.       JURISDICTION; WAIVER OF JURY TRIAL

         The parties agree to the application of the internal laws of the State of New York, without giving effect to conflict of law principles, with respect to any dispute or controversy hereunder. The parties each hereby waive any right to jury trial that they may have in any action or proceeding arising under or brought to enforce any of the terms of this Agreement.

9.       COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

10.      INTERPRETATION

         This Agreement shall be interpreted as having been fully negotiated and drafted jointly by all of the parties and shall not be more strictly construed against any party.

11.      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement by and between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and/or written understandings and agreements relating thereto. No party nor any of its agents has made any representations which the parties intend to have any force or effect, except as specifically set forth herein, and no party, in executing or performing this Agreement, is relying upon any statement, covenant, representation of information, of any nature, whatsoever, to whomsoever made or given, directly or indirectly, verbally or in writing, by any person or entity, except as specifically set forth herein.

              IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have each caused this Agreement to be duly executed as of the date first above written.

WORLDWIDE WEB NETWORX CORPORATION


By: /s/ Gerard T. Drumm
    ---------------------------------
    Name:  Gerard T. Drumm
    Title: President

BLAIR VENTURES-FUND I, INC.


By:  /s/ J. Morton Davis
     --------------------------------
     Name: J. Morton Davis
     Title:


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